Exhibit 16.1

July 19, 2022

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K dated July 19, 2022 of Patricia Acquisition Corp. and are in agreement with the statements in the paragraphs within that Item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ Raich Ende Malter & Co. LLP

Melville, New York